FOR IMMEDIATE RELEASE	For more information contact:
November 22, 2006	Michael A. Carty at (812) 238-6000
First Financial Corporation Declares Semi-Annual Dividend
TERRE HAUTE, INDIANA — The directors of First Financial Corporation (NASDAQ: THFF) have declared a semi-annual dividend of 43 cents per share payable on January 2, 2007, to shareholders of record at the close of business on December 15, 2006. Today’s declaration represents an increase of 2.3% over the same period last year and brings the total dividend declared for 2006 to 85 cents per share, a 3.7% increase from 2005.
Donald E. Smith, Chairman, noted that the Corporation’s performance has made it possible to increase dividends to shareholders for 18 consecutive years.
“As Indiana’s oldest national bank dating to 1834, First Financial Bank has deep roots in the communities we serve,” he said. “The First banks have survived and prospered for 172 years, through all types of economic cycles. Our customers know they can count on us to be a trusted financial partner in the long run, offering products and services focused on their needs.”
First Financial Corporation is the holding company for First Financial Bank N.A., with 48 banking centers in western Indiana and eastern Illinois; The Morris Plan Company of Terre Haute; and Forrest Sherer Inc., a full-service insurance agency.